UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2010

VRINGO, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-34785	20-4988129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18 East 16th Street, 7th Floor New York, New York	10003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 525-4319

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors; Election of Directors.

Effective December 14, 2010, Gary Ginsberg resigned from the board of directors (the “Board”) of Vringo, Inc. (the “Company”). Mr. Ginsberg did not resign as a result of any disagreements with the Company on any matter relating to the Company’s operations, policies or practices.

On December 15, 2010, the Board elected John Engelman to serve as a director of the Company, effective immediately, to fill the vacancy created by Mr. Ginsberg’s resignation. The Board determined that Mr. Engelman is independent in accordance with the applicable rules of the NYSE Amex LLC. The Board has not determined on which Board committees Mr. Engelman will serve.

Compensatory Arrangements of Certain Officers.

On October 27, 2010, the Company filed a Current Report on Form 8-K reporting that the Company had appointed Ellen Cohl to the position of Vice President, Finance and Governance of the Company. On December 15, 2010, the Company entered into an employment agreement with Ellen Cohl (the “Agreement”) pursuant to which Ms. Cohl will continue to serve as Vice President, Finance and Governance of the Company. Pursuant to the terms of the Agreement, Ms. Cohl’s term of employment is at the will of the parties and may be terminated by either party for any reason or for no reason by giving advance written notice of 30 days. The Agreement provides for a monthly base salary of NIS 35,000, or an aggregate of NIS 420,000 per year (approximately $117,000 as of the date of the Agreement).

To fulfill obligations to pay severance in certain circumstances pursuant to Israeli law, a Manager’s Policy has been established for Ms. Cohl and an amount equal to 15.83% of Ms. Cohl’s annual salary will be deposited towards such Manager’s Policy, which amount will be split among an account for severance pay, disability insurance and a pension fund. Except in circumstances that would not require the payment of severance pursuant to Israeli law, in the event of the termination of the Agreement, the Manager’s Policy will be transferred to her personally. The Manager’s Policy will not be transferred to Ms. Cohl in certain circumstances, including her breach of the confidentiality and non-competition provisions of the Agreement or the breach of her fiduciary duties. During the term of the Agreement, an additional amount equal to 7.5% of Ms. Cohl’s base salary will be deposited into a Further Education Fund recognized by Israeli income tax authorities. The funds may be released to Ms. Cohl upon her written request.

The Agreement requires Ms. Cohl to assign inventions and other intellectual property which she conceives or reduces to practice during employment to the Company and to maintain the Company’s confidential information during employment and thereafter. Ms. Cohl is also subject to a non-competition and a non-solicitation provision that extends for a period of twelve months following termination of the Agreement.

The description of the material terms of the Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Agreement, which is filed hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement, dated December 15, 2010, by and between the Company and Ellen Cohl

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 20, 2010	VRINGO, INC.

	By:	/S/ ANDREW PERLMAN
	Name:	Andrew Perlman
	Title:	President